EXHIBIT 3.1


                          ARTICLES OF AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               TRAVELNOW.COM INC.

          TRAVELNOW.COM INC., a Florida corporation (the "Company"), does hereby certify as follows.

A. The Articles of Amendment are hereby Amended by deleting Article IV thereof in its entirety and replacing such Article IV with the following:

                                   ARTICLE IV

                                  Capital Stock
                                  -------------

          The aggregate number of shares of capital stock authorized to be issued by this Corporation shall be 50,000,000 shares of common stock, no par value per share (the "Common Stock"), and 25,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). Each share of issued and outstanding Common Stock shall entitle the holder thereof to one vote on each matter with respect to which shareholders have the right to vote, to fully participate in all shareholder meetings, and to share ratably in the net assets of the corporation upon liquidation or dissolution, but each such share shall be subject to the rights and preferences of the Preferred Stock as hereinafter set forth.

          The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law, as determined from time to time by the Board of Directors and stated in any resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each series of Preferred Stock shall be alike in every particular and of equal rank, have the same powers, preferences and rights and be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof, except in regard to the following particulars, which may differ as to different series:

                    A. the annual rate of dividends payable and the dates from which such dividend shall commence to accrue, if at all;

                    B. the amount payable upon a share redemption and the manner in which shares of a particular series may be redeemed;

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                    C. the amount payable upon any voluntary or involuntary
          liquidation, dissolution or winding up of the corporation;

                    D. the provisions of any sinking fund established with respect to the shares of a series;

                    E. the terms and rates of conversion or exchange, if shares of a series are convertible or exchangeable; and

                    F. the provisions as to voting rights, if any; provided that the shares of any series of Preferred Stock having voting power shall not have more than one vote per share.

          Before any shares of a particular series of Preferred Stock are issued, the designations of such series and its terms in respect of the foregoing particulars shall be fixed and determined by the Board of Directors in any manner permitted by law and stated in a resolution providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Such designations and terms shall set forth in full or summarized on the certificates for such series. The Board of Directors may increase the number of such shares by providing that any unissued shares of Preferred Stock shall constitute part of such series, or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Preferred Stock already created by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof. The Board of Directors is hereby empowered to classify or reclassify any unissued shares of Preferred Stock by fixing or altering the terms thereof in respect to the referenced particulars and by assigning the same to an existing or newly established series from time to time before the issuance of such shares.

          The holders of shares of each series shall be entitled to receive, out of any funds legally available therefor, when and as declared by the Board of Directors, cash dividends at such rate per annum as shall be fixed by resolution of the Board of Directors for such series, payable periodically on the dates fixed by the Board of Directors for the series. Such dividends may be cumulative or non-cumulative, deemed to accrue from day to day regardless of whether or not earned or declared and may commence to accrue on each share of Preferred Stock from such date or dates, and as may be determined and stated by the Board of Directors prior to the issuance thereof. The corporation shall make dividend payments ratably upon all outstanding shares of Preferred Stock in proportion to the amount of dividends thereon to the date of such dividend payment, if any.

          As long as any shares of Preferred Stock shall remain outstanding, no dividend (other than a dividend payable in shares ranking junior to such Preferred Stock with respect to the payment of dividends or liquidated assets) shall be declared or paid upon, nor shall any distribution be made or ordered in respect of, shares of the Common Stock or any other class of shares ranking junior to the shares of such Preferred Stock as to the payment or dividends of liquidating assets, nor shall any monies (other than the net proceeds received from the sale of shares ranking junior to the shares of such Preferred Stock as to the payment of dividends or liquidating assets) be set aside for or applied

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to the purchase or redemption (through a sinking fund or otherwise) of shares of the Common Stock or of any other class of shares ranking junior to the shares of such Preferred Stock as to dividends or assets unless:

                    (a) all dividends on the shares of Preferred Stock of all series for past dividend periods shall have been paid and the full dividend on all outstanding shares of Preferred Stock of all series for the then current dividend period shall have been paid or declared and set apart for payment; and

                    (b) the corporation shall have set aside all amounts, if any, required to be set aside as and for sinking funds, if any, for the shares of Preferred Stock of all series for the then current year, and all defaults, if any, in complying with any such sinking fund requirements in respect of previous years shall have been cured.

          The corporation, at the option of the Board of Directors, may at any time redeem the whole, or from time to time any part, of any series of Preferred Stock, subject to such limitations as may be adopted by the Board authorizing the issuance of such shares, by paying therefor in cash the amount which shall have been determined by the Board of Directors, in the resolution authorizing such series, to be payable upon the redemption of such shares at such time. Redemption may be made of the whole or any part of the outstanding shares of any one or more series, in the discretion of the Board of Directors; but if the redemption shall be effected only with respect to a part of a series, the shares to be redeemed may be selected by lot, or all of the shares of such series may be redeemed pro rata, in such manner as may be prescribed by resolution of the Board of Directors.

          Subject to the foregoing provisions and to any qualifications, limitations, or restrictions applicable to any particular series of Preferred Stock which may be stated in the resolution providing for the issuance of such series, the Board of Directors shall have authority to prescribe from time to time the manner in which any series of Preferred Stock shall be redeemed.

          Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the shares of Preferred Stock of each series shall be entitled, before any distribution shall be made with respect to shares of Common Stock or to any other class of shares junior to the shares of Preferred Stock as to the payment of dividends or liquidating assets, to be paid the full preferential amount fixed by the Board of Directors for such series as herein authorized. If upon such liquidation or dissolution of the corporation, whether voluntary or involuntary, the net assets of the corporation shall be insufficient to permit the payment to all outstanding shares of Preferred Stock of all series of the full preferential amounts to which they are respectively entitled, the entire net assets of the corporation shall be distributed ratably to all outstanding shares of Preferred Stock in proportion to the full preferential amount to which each such share is entitled.

1.   DESIGNATION
     -----------

          Pursuant to this Article IV, the Board of Directors has authorizes the issuance of a series of Preferred Stock to be designated as "Class A Convertible


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Preferred Stock." The number of shares constituting such series shall be Five
Hundred Thousand which shall have no par value.

2.   RANK
     ----

          The Class A Convertible Preferred shall rank senior to all other classes or series of common and preferred stock of the Company with respect to dividend rights, redemption and on liquidation, dissolution and winding-up.

3.   DIVIDENDS
     ---------

          The Class A Convertible Preferred shall have a face value equal to Nine Dollars ($9.00) (the "Face Value") per share and shall bear dividends at eight percent (8%) per annum per share on the face value (the "Class A Convertible Preferred Dividend"). Class A Convertible Preferred Dividends shall be paid only as and when declared by the Board of Directors and shall accrue if not declared and paid, and shall be payable in preference and priority to any payment of any dividend on any other class or series of capital stock, including all other classes or series of common and preferred stock of the Company. If at any time the Company pays less than the total amount of Class A Convertible Preferred Dividends accrued and payable with respect to all shares of Class A Convertible Preferred Stock, such payment of Class A Convertible Preferred Dividends shall be paid to the holders of Class A Convertible Preferred Stock pro rata, in proportion to the number of shares of Class A Convertible Preferred Stock held by each such holder. In the event of conversion pursuant to Section 4 below, each holder of Class A Convertible Preferred Stock may elect to receive the then accrued and unpaid Class A Convertible Preferred Dividends in cash or in shares of Common Stock pursuant to the provisions of Section 4 below.

4.   CONVERSION
     ----------

          The holders of shares of Class A Convertible Preferred Stock shall be entitled to convert such shares of Class A Convertible Preferred Stock into shares of Common Stock or other securities, properties, or rights, as set forth in this Section 4.

          (a) Holders' Option to Convert. Subject to and in compliance with the provisions of this Section 4 and Section 5 below (to the extent applicable) and
Section 9(c) below, the holder of any shares of Class A Convertible Preferred Stock (including those shares of Class A Convertible Preferred Stock for which a Redemption Notice (as defined in Section 6(g) below) has been delivered to the Company but which shares have not yet been redeemed) may, at any time, at the option of the holder, convert shares of Class A Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock.

                    (i) The number of shares of Common Stock to which a holder of Class A Convertible Preferred Stock shall be entitled upon such conversion shall be equal to the product obtained by multiplying (A) the number of shares of Class A Convertible Preferred Stock being converted by (B) the Applicable Conversion Rate (determined as provided in Section 4(c) hereof).

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                    (ii) To exercise conversion rights under this Section 4(a), a holder of Class A Convertible Preferred Stock to be so converted shall give written notice to the Company at its principal office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Class A Convertible Preferred Stock surrendered for conversion shall be accompanied by evidence of proper assignment thereof to the Company. The date when such written notice is received by the Company together with the certificate or certificates representing the shares of Class A Convertible Preferred Stock being converted, shall be the applicable "Conversion Date." As promptly as practicable after the applicable Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Class A Convertible Preferred Stock being converted, a certificate or certificates in such denominations as such holder may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Class A Convertible Preferred Stock in accordance with the provisions of this Section 4, plus cash as provided in Section 5(f) below in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the applicable Conversion Date, and at such time the rights of the holder as holder of the converted shares of Class A Convertible Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

          (b) Automatic Conversion.

                    (i) Qualified Public Offering. Each share of Class A Convertible Preferred Stock outstanding (including those shares for which a Redemption Notice (as defined below) has been delivered to the Company but which shares have not yet been redeemed) shall be converted into the number of fully paid and non-assessable shares of Common Stock into which each such share is then convertible pursuant to Section 4(a)(i) hereof, automatically and without further action, immediately upon the fulfillment of both of the following conditions:
          (A) the effectiveness of a registration statement filed by the Company with the Securities and Exchange Commission covering an amount of the Common Stock sufficient to allow for the sale of all Common Stock issuable upon conversion of all then outstanding shares of Class A Convertible Preferred Stock; and (B) shares of the Common Stock of the Company are listed on either the Nasdaq Small Cap Market or the Nasdaq National Market System.

                    (ii) Mechanics of Automatic Conversion. Upon any automatic conversion of shares of Class A Convertible Preferred Stock into shares of Common Stock pursuant to this Section 4(b), the holders of such converted shares shall surrender the certificates formerly representing such shares at the office of the Company or of any transfer agent for Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a

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          certificate or certificates for the number of shares of Common Stock into which such shares of Class A Convertible Preferred Stock were so converted and cash as provided in Section 5(f) below in respect of any fraction of a share of Common Stock issuable upon such conversion. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless and until certificates formerly evidencing the converted shares of Class A Convertible Preferred Stock are either delivered to the Company or its transfer agent, as hereafter provided, or the holder thereof notifies the Company or such transfer agent that such certificates have been lost, or destroyed and executes and delivers an agreement to indemnify the Company from any loss incurred by it in connection therewith.

          (c) Applicable Conversion Rate. The conversion rate (the "Applicable Conversion Rate") in effect at any time for the Class A Convertible Preferred Stock shall be equal to the quotient obtained by dividing (A) the sum of $9.00 (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Class A Convertible Preferred Stock occurring after the date of filing of this Amendment to the Articles of Incorporation of the Company) plus an amount equal to all accrued but unpaid dividends on a share of Class A Convertible Preferred Stock (assuming the holder of such shares being converted has elected to have such dividends converted to shares of Common Stock rather than receiving cash therefor) by (B) the Applicable Conversion Value then in effect, calculated as hereinafter provided.

          (d) Applicable Conversion Values. The "Applicable Conversion Value" in effect for the Class A Convertible Preferred Stock initially, and until first (and subsequently) adjusted in accordance with Section 5 hereof shall be $9.00.

5.   ADJUSTMENTS TO CONVERSION RATE
     ------------------------------

          (a) Adjustments for Extraordinary Common Stock Events. Upon the happening of an Extraordinary Common Stock Event (as defined in Section 5(i) hereof), automatically and without further action, and simultaneously with the happening of such Extraordinary Common Stock Event, the Applicable Conversion Value in effect immediately prior to such Extraordinary Common Stock Event shall be adjusted by multiplying such then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately before such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock) immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.


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          (b) Adjustments for Dilutive Issues.

                    (i) Except as otherwise provided below in this Section 5(b)(i), and except with respect to an Extraordinary Common Stock Event, adjustments in respect of which are provided for in Section 5(a), if at any time while there are any shares of Class A Convertible Preferred Stock outstanding, the Company issues or is deemed to issue (as determined pursuant to Section 5(b)(ii) below) any additional shares of Common Stock at a Net Consideration Per Share (as hereinafter defined) less than the Applicable Conversion Value in respect of the Class A Convertible Preferred Stock in effect immediately prior to such issuance or deemed issuance, then and in each such case, such Applicable Conversion Value for the Class A Convertible Preferred Stock will be reduced as follows:

                              (A) If such issuance and/or deemed issuance occurs
                    after the date of this Amendment to the Articles of Incorporation of the Company but on or before January 4, 2002, then the Applicable Conversion Value for the Class A Convertible Preferred Stock will be adjusted to equal the Net Consideration Per Share (as hereinafter defined) at which such additional shares of Common Stock are issued and/or deemed issued.

                              (B) If such issuance and/or deemed issuance occurs
                    after January 4, 2002, then the Applicable Conversion Value for the Class A Convertible Preferred Stock will be adjusted to equal the result of the following formula:

          New Applicable Conversion Value = (P1 x Q1) + (P2 x Q2)
                                            ---------------------
                                                  (Q1 + Q2)

          where:

P1 = the Applicable Conversion Value in effect immediately prior to such issuance or deemed issuance of additional shares of Common Stock;

Q1 = the aggregate number of shares of Common Stock outstanding (including shares of Common Stock issuable upon conversion of all outstanding shares of Class A Convertible Preferred Stock and the conversion, exchange and/or exercise of all outstanding warrants, options and other convertible securities, each to the extent then convertible, exchangeable and/or exercisable) immediately prior to such issuance or deemed issuance of additional shares of Common Stock;

P2 = the Net Consideration Per Share (as hereinafter defined) received by the Company for the shares of Common Stock issued and/or deemed issued in respect of such issuance of additional shares of Common Stock; and

Q2 = the number of shares of Common Stock issued and/or deemed issued in respect of such issuance of additional shares of Common Stock.

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          The issuance of shares of Common Stock upon conversion of the outstanding shares of Class A Convertible Preferred Stock shall not be deemed to be issuances of additional shares of Common Stock for the purposes of this
Section 5(b).

          The issuance of up to an aggregate of 500,000 shares of Common Stock or Derivative Securities (as defined in Section 5(i)) pursuant to the terms of any employee stock option agreement or employee stock incentive or stock option plan duly adopted by the Board of Directors of the Company issued or granted after the date of the filing of this Amendment to the Articles of Incorporation shall not be deemed to be issuances of additional shares of Common Stock for purposes of this Section 5(b).

          For purposes of this Section 5(b), if a part or all of the consideration received by the Company in connection with the issuance or deemed issuance of shares of Common Stock or the issuance or deemed issuance of any of the securities described below in paragraph (ii) of this Section 5(b) consists of property other than cash, such consideration shall be deemed to have the same value as is recorded on the books of the Company with respect to receipt of such property so long as such recorded value was determined reasonably and in good faith and with due care by the Board of Directors of the Company, and shall otherwise be deemed to have a value equal to its fair market value.

          The Applicable Conversion Value, as so reduced, shall be further reduced in the same manner upon the happening of any successive event or events that cause reduction under this Section 5(b)(i).

                    (ii) For purposes of this Section 5(b), the issuance of any Derivative Securities shall be deemed an issuance of shares of Common Stock with respect to Section 5(b)(i)(A) and with respect to Section 5(b)(i)(B) if the Net Consideration Per Share (as defined in Section 5(b)(ii)(A) and (B) hereof) that may be received by the Company for such Common Stock is less than the Applicable Conversion Value in effect immediately prior to the time of such issuance, and except as hereinafter provided, an adjustment in the Applicable Conversion Value shall be made upon each such issuance of Derivative Securities in the manner provided in Section 5(b)(i)(A) and (B), as appropriate, as if such deemed Common Stock were issued for such Net Consideration Per Share. No adjustment of the Applicable Conversion Value shall be made under this Section 5(b) upon the issuance of any additional shares of Common Stock that are issued upon the exercise, conversion, or exchange of any Derivative Securities if any such adjustment was previously made upon the issuance of such Derivative Securities. Any adjustment of the Applicable Conversion Value with respect to this
          Section 5(b)(ii) shall be disregarded if, as, and to the extent that the Derivative Securities that gave rise to such adjustment expire or are canceled without having been exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value that otherwise would have been in effect immediately prior to the time of the issuance of the expired or canceled Derivative Securities, with such additional adjustments as subsequently would have been made to that Applicable Conversion Value had the expired or canceled

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          Derivative Securities not been issued. In the event that the terms of any Derivative Securities previously issued by the Company are changed (whether by their terms or for any other reason, including without limitation, as a result of the effects of any anti-dilution adjustments contained therein) so as to lower the Net Consideration Per Share payable with respect thereto (whether or not the issuance of such Derivative Securities originally gave rise to an adjustment of the Applicable Conversion Value), the Applicable Conversion Value shall be recomputed as of the date of such change, so that the Applicable Conversion Value effective immediately upon such change shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the Derivative Securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as subsequently would have been made to that Applicable Conversion Value had the Derivative Securities been issued on such changed terms. For purposes of this Section 5(b), the Net Consideration Per Share that may be received by the Company shall be determined as follows:

                              (A) "Net Consideration Per Share" shall mean the
                    amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Derivative Securities or Common Stock, as the case may be, plus, in the case of Derivative Securities, the minimum amount of additional consideration, if any, payable to the Company upon exercise, conversion, and/or exchange thereof for shares of Common Stock, divided by the number of shares of Common Stock issued or the maximum number of shares of Common Stock that would be issued if all such Derivative Securities were exercised or converted, as the case may be.

                              (B) The Net Consideration Per Share that may be
                    received by the Company shall be determined in each instance as of the date of issuance of Derivative Securities or Common Stock, as the case may be, without giving effect to any possible future price adjustments or rate adjustments that may be applicable with respect to such Derivative Securities and which are contingent upon future events; provided, that in the case of an adjustment to be made as a result of a change in terms of such Derivative Securities, including such changes as may result from the effects of any anti-dilution adjustments contained therein, the Net Consideration Per Share shall be determined as of the date of such change.

          (c) Adjustments for Reclassifications. If the Common Stock issuable upon the conversion of the Class A Convertible Preferred Stock shall be changed into the same or a different number of shares of any class(es) or series of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Section 5), then and in each such event the holder of each share of Class A Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change by holders of the number of shares of Common Stock into which such shares of Class A Convertible Preferred Stock might have been converted immediately prior to such, reclassification, or change, all subject to further adjustment as provided herein.

          (d) Adjustments for Reorganizations. Except as provided in the following paragraph, in the event that there shall be a capital reorganization of Common Stock (other than a subdivision, combination of shares, reclassification, or exchange of shares provided for elsewhere in this Section
5) or a merger or consolidation of the Company with or into another company, or the sale of all or substantially all of the Company's assets or sale of more than 50% of the voting capital stock (in a single transaction or series of related transactions) of the Company (whether issued and outstanding, newly issued or from treasury, or any combination thereof) to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation, or sale, lawful and adequate provision shall be made so that if the Company is not in economic effect the surviving company, each share of Class A Convertible Preferred Stock shall be converted into a share of capital stock of the surviving company having equivalent preferences, rights, and privileges, except that in lieu of being able to convert into shares of Common Stock of the Company or the successor company, the holders of shares of Class A Convertible Preferred Stock (including any such capital stock issued upon conversion of the Class A Convertible Preferred Stock) shall thereafter be entitled to receive upon conversion of such Class A Convertible Preferred Stock (including any such capital stock issued upon conversion of Class A Convertible Preferred Stock) the number of shares of stock or other securities or property of the Company or of the successor company resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Class A Convertible Preferred Stock immediately prior to the capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of Class A Convertible Preferred Stock (including any such capital stock issued upon conversion of Class A Convertible Preferred Stock) after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 5 (including without limitation provisions for adjustment of the Applicable Conversion Values and the number of shares issuable upon conversion of Class A Convertible Preferred Stock or such capital stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities, or assets to be deliverable thereafter upon the conversion of such Class A Convertible Preferred Stock or such capital stock.

          Upon the occurrence of a capital reorganization, merger, or consolidation of the Company or the sale of all or substantially all its assets or sale or other disposition of more than 50% of the voting capital stock (in a single transaction or series of related transactions) of the Company (whether issued and outstanding, newly issued or from treasury, or any combination thereof), as such events are more fully set forth in the first paragraph of this
Section 5(d), holders of a majority of the outstanding shares of Class A Convertible Preferred Stock may elect treatment of their shares of Class A Convertible Preferred Stock under Section 9(c) hereof, in lieu of treatment pursuant to this Section 5(d) notice of which election shall be submitted in writing to the Company at its principal offices no later than 10 days before the effective date of such event, provided, that any such notice shall be effective if given not later than 15 days after the date of the Company's notice, with respect to such event, and if the holders of the majority of the outstanding shares of Class A Convertible Preferred Stock shall elect treatment of their shares of Class A Convertible Preferred Stock under Section 9(c) hereof, then all holders of Class A Convertible Preferred Stock shall be bound by such election. Subject to the provisions of Section 9(c) hereof, a holder who fails to give such notice of election pursuant to this Section 5(d) shall be deemed to have elected treatment under this Section 5(d) in lieu of treatment under
Section 9(c).

          (e) Certificate as to Adjustments. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company will promptly furnish each holder of Class A Convertible Preferred Stock with a certificate, prepared by the chief financial officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

          (f) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of Class A Convertible Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of shares of Class A Convertible Preferred Stock, the Company shall pay to the holder of the shares of Class A Convertible Preferred Stock that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in a manner reasonably prescribed by the Board of Directors) at the close of business on the applicable Conversion Date.

          (g) Partial Conversion. In the event some but not all of the shares of Class A Convertible Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Class A Convertible Preferred Stock that were not converted.

          (h) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Class A Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Convertible Preferred Stock, then the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (i) Extraordinary Common Stock Event. As used herein, "Extraordinary Common Stock Event" means (i) the issuance of additional shares of Common Stock or any Derivative Security as a dividend or other distribution on outstanding Common Stock or any Derivative Security, (ii) the subdivision of outstanding shares of Common Stock or any Derivative Security into a greater number of shares of Common Stock or any Derivative Security, or (iii) the combination of outstanding shares of Common Stock or any Derivative Security into a smaller number of shares of Common Stock or any Derivative Security.

          (j) Derivative Securities. As used herein, "Derivative Securities" means (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock and (ii) all options, warrants, and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock.

          (k) Further Adjustment Provisions. In the event that, at any time as a result of an adjustment made pursuant to this Section 5, the holder of any shares of Class A Convertible Preferred Stock upon thereafter surrendering such shares for conversion shall become entitled to receive any shares or other securities of the Company other than shares of Common Stock, the Applicable Conversion Rate in respect of such other shares or securities so receivable upon conversion of shares of Class A Convertible Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Convertible Preferred Stock contained in this Section 5, and the remaining provisions hereof with respect to Class A Convertible Preferred Stock shall apply on like or similar terms to any such other shares or securities.

6.   REDEMPTION
     ----------

          (a) Redemption Right. If on or prior to December 31, 2000 (A) a registration statement covering a sufficient amount of the Company's Common Stock to allow for the conversion of the then outstanding shares of Class A Convertible Preferred Stock is not declared by the Securities and Exchange Commission to be effective and (B) shares of the Common Stock of the Company are not listed on either the Nasdaq SmallCap Market or the Nasdaq National Market System, then each holder of shares of Class A Convertible Preferred Stock shall have the right, (the "Redemption Right"), but not the obligation, to sell all, but not less than all, of its shares of Class A Convertible Preferred Stock to the Company for an amount of cash equal to the greater of the sum of (i) the Face Value thereof (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Class A Convertible Preferred Stock) plus any accrued and unpaid dividends thereon and
(ii) the then current fair market value per share of Class A Convertible Preferred Stock, based on a valuation of the Company as finally determined in accordance with Sections (b)-(d) below as of the applicable Redemption Date (the "Redemption Price"). Each holder of shares of Class A Convertible Preferred Stock may make redemption of such shares as follows: (i) between January 1, 2001 and March 31, 2001 (and inclusive of both such dates); or (ii) between January 1, 2002 and March 31, 2002 (and inclusive of both such dates). Under no circumstances shall the Redemption Right remain valid after March 31, 2002.

          (b) Fair Market Value. Promptly upon receipt of a Redemption Notice as defined in Section 6(g) below, the Company and the holders of a majority of the shares of Class A Convertible Preferred Stock shall mutually agree on the valuation of the Company. In the event such an agreement cannot be reached within fifteen (15) days after delivery of a Redemption Notice, the Company shall retain a nationally recognized, reputable investment banking firm reasonably acceptable to the holders of a majority of the shares of Class A Convertible Preferred Stock, the cost of which shall be split evenly between the Company and the holders of Class A Convertible Preferred Stock (pro rata in proportion to the relative number of shares held by each of them). As promptly as is practicable, such investment banking firm shall deliver to the Company a written report as to the fair market value of the Company as a whole, on a going-concern basis, using customary and appropriate valuation methods, as of the date of the most recent audited financial statements of the Company (and not taking into account any discount for minority ownership or restrictions on transfer of the capital stock of the Company); provided, that if such date is more than six months prior to the Redemption Notice Date, then another audit as of the most recent practicable date shall be conducted and used for such purpose, and the out-of-pocket expenses of such audit shall be paid by the Company. Upon receipt of such report, the Company shall promptly send a copy thereof to each holder of Class A Convertible Preferred Stock.

          (c) First Valuation. The valuation set forth in such report (the "First Valuation") shall be conclusive and binding on the Company and each holder of Class A Convertible Preferred Stock unless within 14 days after receipt of such report, the holders of a majority of the outstanding shares of Class A Convertible Preferred Stock notify the Company in writing that they disagree with such valuation. If such stockholders do so notify the Company, they shall promptly engage another nationally recognized, reputable investment banking firm, at the expense of the holders of Class A Convertible Preferred Stock, pro rata in proportion to the relative number of shares held by each of them, to render another written report as to the fair market value of the Company (but without regard to any discount for minority ownership or restrictions on transfer of the capital stock of the Company) as of the appropriate valuation date, a copy of which shall be promptly delivered to the Company.

          (d) Second and Third Valuations. If the Company does not agree with the valuation of the Company set forth in the second investment banking firm's report (the "Second Valuation"), then either (i) the Company and the holders of a majority of the outstanding shares of Class A Convertible Preferred Stock shall agree on the fair market value or (ii) in the absence of such agreement, the redemption price shall be the arithmetic average of the First Valuation and the Second Valuation, unless, the difference between the First Valuation and Second Valuation is greater than an amount equal to 5% of the higher of the two valuations, in which case a third investment banking firm shall be appointed by the two prior investment banking firms to render a written report as to fair market value (but without regard to any discount for minority ownership or restrictions on transfer of the capital stock of the Company), the cost of which shall be split between the Company and the holders of Class A Convertible Preferred Stock (pro rata among them in proportion to the relative number of shares held by each of them) equally, and the fair market value shall be equal to the arithmetic average of the two (2) closest valuations, unless the third valuation equals the arithmetic average of the First Valuation and the Second Valuation, in which case the fair market value shall be equal to the third valuation.

          (e) Insufficient Funds. If the Company on any Redemption Date does not have sufficient funds legally available to redeem the shares of Class A Convertible Preferred Stock for which redemption is required pursuant to this
Section 6, then it shall, prior to redeeming any other series or class of the Company's preferred stock or common stock, to the maximum lawful extent redeem such shares of Class A Convertible Preferred Stock on a pro rata basis among the holders of Class A Convertible Preferred in proportion to the number of shares of Class A Convertible Preferred Stock held by each of them, and shall redeem the remaining shares of Class A Convertible Preferred Stock to be redeemed as soon as sufficient funds are legally available.

          (f) Ranking. At no time shall the Company redeem shares of any other class or series common or preferred stock of the Company or pay the applicable redemption price for or make any distribution, dividend or payment on shares of any other class or series of common or preferred stock of the Company to holders of such other class or series of common or preferred stock so long as any shares of Class A Convertible Preferred Stock are outstanding and have not been redeemed.

          (g) Mechanics of Redemption. Before the holder of shares of Class A Convertible Preferred Stock may exercise its Redemption Right, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company and shall give written notice (a "Redemption Notice") to the Company at such office that such holder elects to sell such shares of Class A Convertible Preferred to the Company at the Redemption Price. The Company shall immediately upon receipt of such certificates and Redemption Notice pay to such holder by check or wire transfer the Redemption Price.

7.   PREEMPTIVE RIGHTS
     -----------------

          (a) Preemption Notice. If the Company desires to issue shares of Common Stock or Derivative Securities after January 4, 2000, excluding the issuance of up to an aggregate of 500,000 shares of Common Stock or Derivative Securities pursuant to the terms of any employee stock option agreement or employee stock option or stock incentive plan duly adopted by the Board of Directors of the Company issued or granted after the date of the filing of this Amendment to the Articles of Organization, (the "Preemption Offering"), the Company shall first notify, in writing, all holders of shares of Class A Convertible Preferred Stock of such issuance (the "Preemption Notice"). The Preemption Notice shall state the number of shares of Common Stock or Derivative Securities to be offered and the offer price per share (the "Offer Price").

          (b) Preemptive Right. Upon receipt of the Preemption Notice, a holder of shares of Class A Convertible Preferred Stock shall have the right but not the obligation prior to the closing of any Preemption Offering to purchase from the Company, at the Offer Price, up to a number of shares of Common Stock as would be equal to the quotient obtained by dividing (A) the number of shares of Common Stock held by such holder (assuming the conversion of all shares of Class A Convertible Preferred Stock and all other Derivative Securities then held by such holder) by (B) the aggregate number of shares of Common Stock of the Company outstanding including shares of Common Stock issuable upon the conversion, exchange and for exercise of all outstanding Derivative Securities including the Class A Convertible Preferred Stock (the "Preemptive Right").

8.   VOTING RIGHTS
     -------------

          (a) Voting Rights. Except as otherwise required by law, the holders of the Class A Convertible Preferred Stock shall be entitled to vote (on an as-converted basis) on all matters submitted to the Company's shareholders for decision at any annual or special meeting of the shareholders of the Company, including the election of directors. Each share of Class A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Class A Convertible Preferred Stock is then convertible pursuant to the applicable provisions of Section 4(a) hereof as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited (if permitted by the Company's Articles of Incorporation and By-laws). The holder of shares of Class A Convertible Preferred Stock and the holders of Common Stock shall vote together as a single class on all matters submitted to a vote or consent of stockholders. The holders of the Class A Convertible Preferred Stock shall not have the right to limit the creation of additional classes or series of Preferred Stock or other equity securities of the Company, provided, however, that no such additional class or series shall rank senior or pari passu to that of the Class A Convertible Preferred Stock with respect to dividend rights, redemption or on liquidation, dissolution and winding up.

          (b) Consent Matters. So long as there are any shares of Class A Convertible Preferred Stock outstanding, the Company shall not issue or grant, without the prior written consent of the holders of a majority of the outstanding shares of Class A Convertible preferred Stock, shares of Common Stock or Derivative Securities pursuant to any employee or consultant or other stock option agreement or stock option or stock incentive plan in excess of an aggregate 500,000 shares.

9.   DISTRIBUTION UPON LIQUIDATION, DISSOLUTION OR WINDING UP
     --------------------------------------------------------

          (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and before any amounts are paid or distributed to the holders of any other equity securities of the Company, the holders of shares of Class A Convertible Preferred Stock shall be entitled to receive an amount per share equal to the sum of (i) the Face Value of the Class A Convertible Preferred Stock (subject to proportionate adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Class A Convertible Preferred Stock), plus (ii) an amount equal to any accrued and unpaid Class A Convertible Preferred Dividends, whether or not declared (the "Liquidation Payment"). In the event the assets that are distributable to equity security holders of the Company are not sufficient to meet the aggregate of the Liquidation Payment payable on all outstanding shares of Class A Convertible Preferred Stock, then the assets of the Company shall be distributed pro rata to the holders of Class A Convertible Preferred Stock.

          (b) Participation with Common. After payment to the holders of the Class A Convertible Preferred Stock of the amount set forth above, all remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of Class A Convertible Preferred Stock and Common Stock (assuming the conversion of the Class A Convertible Preferred Stock); provided, that the holders of the Class A Convertible Preferred Stock shall not be entitled to receive on a per share basis greater than three (3) times the Face Value of the Class A Convertible Preferred Stock (subject to proportionate adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Class A Convertible Preferred Stock), plus all accrued and unpaid dividends and distributions.

          (c) Deemed Liquidations. A (1) consolidation or merger of the Company with or into any other person(s) or entity(ies) (other than a consolidation or merger in which the Company is the surviving corporation and upon consummation of which the holders of voting securities of the Company immediately prior to such transaction continue to own, directly or indirectly, not less than a majority of the voting securities of the Company, as the surviving corporation, immediately following such transaction), (2) sale of all or substantially all of the assets of the Company, (3) a sale or other disposition of more than 50% of the voting capital stock (in a single transaction or series of related transactions) of the Company (whether issued and outstanding, newly issued or from treasury, or any combination thereof) or (4) other similar transaction, shall be regarded as a liquidation, dissolution, or winding-up of the affairs of the Company within the meaning of this Section 9. Notwithstanding the foregoing, each holder of Class A Convertible Preferred Stock shall have the right to elect the benefits of the applicable provisions of Section 4(a) hereof in lieu of receiving payment in liquidation, dissolution, or winding-up of the Company pursuant to this Section 9; and if the holders of at least a majority of the outstanding shares of Class A Convertible Preferred Stock shall elect to avail themselves of the benefits of Section 4(a), such holders may require that the holders of all outstanding shares of Class A Convertible Preferred Stock shall be bound by the same election. For purposes of this Section 9 and of Section 4 hereof, a sale (whether in a single transaction or a series of related transactions) of substantially all of the assets of the Company shall mean the sale or other disposition, other than in the ordinary course of business, of more than 50% of such assets, as determined by reference to the fair market value of the Company.

          (d) Non-Cash Distributions. In the event of a liquidation, dissolution, or winding-up of the Company resulting in the availability of assets other than cash for distribution to the holders of shares of Class A Convertible Preferred Stock, the holders of Class A Convertible Preferred Stock shall be entitled to a distribution of cash and/or other assets equal in value to the relative liquidation preference and other distribution rights stated in this Section 9. In the event that such distribution to the holders of shares of Class A Convertible Preferred Stock shall include any assets other than cash, the Board of Directors shall determine reasonably and in good faith and with due care the value of such assets for such purpose, and shall notify all holders of shares of Class A Convertible Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 9 shall be the value as so determined by the Board of Directors, unless the holders of a majority of the outstanding shares of Class A Convertible Preferred Stock shall object thereto in writing within 15 days after the date of such notice.

          (e) Dispute Resolution. In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator mutually agreed upon and selected by the objecting stockholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the objecting stockholders in accordance with subsection (c), the valuation of such assets shall be determined by an arbitration in which (i) the objecting stockholders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine by majority vote the valuation of such assets within 15 days thereafter for purposes of such distribution. In the event the third arbitrator is not selected as provided herein, then such arbitrator shall be selected by the President of the American Arbitration Association ("AAA"). The costs of such arbitration shall be borne by the Corporation or by the holders of Preferred Stock (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) if the valuation as determined by the arbitrators is greater than 90% of the valuation as determined by the Board of Directors, the holders of Preferred Stock shall pay the costs of the arbitration, and (ii) otherwise, the Corporation shall bear the costs of the arbitration. The arbitration shall be held in Boston, Massachusetts, in accordance with the rules of the AAA. The award made by the arbitrators shall be binding upon the Corporation and the holders of all shares of Common Stock and Preferred Stock, no appeal may be taken from such award, and judgment thereon may be entered in any court of competent jurisdiction.

10.  MUTILATED OR MISSING CERTIFICATES.
     ----------------------------------

          If any of the Class A Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Class A Convertible Preferred Stock certificate, or in lieu of the and substitution for the Class A Convertible Preferred Stock certificate lost, stolen or destroyed, a new Class A Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Class A Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Class A Convertible Preferred Stock certificate and indemnity, if requested.

11.  REISSUANCE OF CLASS A CONVERTIBLE PREFERRED STOCK.
     --------------------------------------------------

          Shares of Class A Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Florida) have the status of authorized and unissued shares of Preferred Stock undesignated as to series or class and may be redesignated and reissued as part of any series or class of Preferred Stock.

12.  BUSINESS DAY.
     -------------

          If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a business day, such payment, redemption or exchange shall be made on the immediately succeeding business day.

13.  HEADINGS OF SUBDIVISIONS.
     -------------------------

          The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

14.  SEVERABILITY OF PROVISIONS.
     ---------------------------

          If any right, preference or limitations of the Class A Convertible Preferred Stock set forth in this Article IV is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Article IV, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation, shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

15.  NOTICE TO THE COMPANY.
     ----------------------

          All notices and other communications required or permitted to be given to the Company hereunder shall be made by courier to the Company at its principal executive offices (currently located at the following address:
TravelNow.com, Inc., 318 Park Central East, Suite 306, Springfield, Missouri 65806). Minor imperfections in any such notice shall not affect the validity thereof.

16.  LIMITATIONS.
     ------------

          Except as may otherwise be required by law, the shares of Class A Convertible Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this Article IV (as such resolution may be amended from time to time) or otherwise in the Articles of Incorporation of the Company.


B. The foregoing amendment shall become effective as of the close of business on the date these Articles of Amendment are approved by the Florida Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Florida.

C. The amendment recited in Section A above has been duly adopted in accordance with the provisions of Section 607.1002 of Florida's 1989 Business Corporation Act, the Board of Directors having adopted a resolution setting forth such amendment on January 5, 2000.

                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Jeffrey A. Wasson, its Co-Chief Executive Officer and attested by J. Christopher Noble, its Secretary, this 5th day of January, 2000.



Attest:                                      TRAVELNOW.COM, INC.


By: /s/ J. Christopher Noble                 By: /s/ Jeffrey A. Wasson
----------------------------                 -------------------------
Name:  J. Christopher Noble                  Name:  Jeffrey A. Wasson
Title: Co-Chief Executive Officer and        Title: Co-Chief Executive Officer
       Secretary